As filed with the Securities and Exchange Commission on
                        March 31, 2000
                     Registration No. 333
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             SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, DC 20549
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                        FORM S-8
               REGISTRATION STATEMENT UNDER
                THE SECURITIES ACT OF 1933
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                         UNICO, INC.
      (Exact name of issuer as specified in its charter)
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  Delaware                                   73-1215433
  (State or other jurisdiction of       (I.R.S. Employer
   incorporation or organization)        Identification
   No.)
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  333 Ludlow Street, Stamford, Connecticut       06902
  (Address of Principal Executive Offices)     (Zip Code)
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            Unico Inc. Employee Stock Option Plan
         Unico Inc. Non-Employee Stock Option Plan
                 (Full title of the Plan)
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                    Jay R. Weppler, CEO
                         Unico, Inc.
                    333 Ludlow Street
               Stamford, Connecticut 06902
          (Name and address of agent for service)
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                     (203) 323-6299
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                       copies to:
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             Richard I. Anslow & Associates
                4400 Route 9, 2nd Floor
                   Freehold, NJ 07728
                     (732) 409-1212
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  Approximate date of commencement of proposed sale to the
     public: Upon the effective date of this Registration
     Statement.
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  CALCULATION OF REGISTRATION FEE

                                                    Proposed        Proposed
  Title of                                          maximum         maximum
  securities           Amount       Offering        aggregate       amount of
  to be                to be        price per       offering        registration
  registered           registered   share (1)(2)    price           fee (1)
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  Common Stock         1,264,800     $4.1625        $5,264,730      $1,389.89
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  TOTAL

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  (1)     The fee with respect to these shares has been
  calculated pursuant to Rules 457(h) and 457(c) under
  the Securities Act of 1933 and based upon the average
  of the last price per share of the Registrant's Common Stock on April 3, 2000, a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the OTC Electronic Bulletin Board.
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  (2)     Estimated solely for the purpose of calculating
  the registration fee.
  Documents Incorporated by Reference    X Yes      No
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  PART II
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  Item 3. Incorporation of Documents by Reference.
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  The following documents are incorporated by reference in
  this Registration Statement and made a part hereof:
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  (a)     The Company's Annual Report on Form 10-K for the
  fiscal year ended December 31, 1998;
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  (b)     The Company's Quarterly Report on Form 10-QSB for
  the quarter ended September 30, 1999;
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  (c)     The Company's Current Report on Form 8-K for the
  event dated September 23, 1999 and filed February 15,
  2000;
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  (d)     All other documents filed by the Company after
  the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange
  Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold
  or which deregisters all securities then remaining in
  the Registration Statement and to be part thereof from
  the date of filing of such documents.
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  Item 4. Description of Securities.
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                    Not Applicable
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  Item 5. Interest of Named Experts and Counsel.
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  Certain legal matters in connection with the shares being registered herein will be passed upon for the Company
  by Richard I. Anslow & Associates, 4400 Route 9, 2nd
  Floor, Freehold, NJ 07728.   Richard I. Anslow owns
  50,000 shares of the Company's Common Stock.
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  Item 6. Indemnification of Directors and Officers.
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  The Certificate of Incorporation and By-laws of the
  Company provide that the Company shall indemnify to
  the fullest permitted by Delaware law any person whom
  it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court)
  shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by
  Delaware law, of personal liability of directors to
  the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.
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  The Company has also agreed to indemnify each director
  and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of
  action taken or not taken while such director or
  executive officer was acting in his capacity as a director, officer, employee or agent of the Company. The obligations of the Company for indemnification is limited to the extent provided in the Delaware Business Corporation Act and is also limited in situations where, among others, the indemnitee is deliberately dishonest, gains any profit or advantage to which he is not legally entitled or is otherwise indemnified.
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  Insofar as indemnification for liabilities arising under
  the Securities Act may be permitted to directors,
  officers and controlling persons of the Company
  pursuant to the foregoing provisions, or otherwise,
  the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed
  in the Securities Act and is, therefore, unenforceable.
  In the event that a claim for indemnification against
  such liabilities (other than the payment by the
  Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate
  jurisdiction the question of whether such
  indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
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  Item 7. Exemption From Registration Claimed.
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  Not Applicable.
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  Item 8. Exhibits.
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  Number  Description
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  4.1     Agreement dated February 25, 2000 between the
          Company and Nateko S/A.
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  4.2     Agreement dated February 28, 2000 between the
          Company and Internet Consulting S/A.
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  4.3     Agreement dated February 20, 2000 between the
          Company and Virgil Wenger, Certified Public
          Accountant.
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  4.4     Consultant Agreement dated September 30, 1999
          between the Company and Andre Sirbu.
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  4.5     Consultant Agreement dated September 30, 1999
          between the Company and Ciprian Neiculescu.
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  4.6     Employment Agreement dated September 30, 1999
          between the Company and Jay R. Weppler.
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  4.7     Employment Agreement dated September 30, 1999
          between the Company and Ron Stoeppelwerth.
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  4.8     Employment Agreement dated September 30, 1999
          between the Company and Richard Hyland.
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  5       Consent and Opinion of Richard I. Anslow &
          Associates.
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  23      Consent of Richard Sellers & Associates.
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  99.1    2000 Employee Stock Option Plan
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  99.2    2000 Non-Employee Stock Option Plan
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  Item 9. Undertakings.
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  The undersigned registrant hereby undertakes:
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  (1)     To file, during any period in which offers or
  sales are being made, a post-effective amendment to
  this registration statement:
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  (a)     To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933.
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  (b)     To reflect in the prospectus any facts or events
     arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
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  (c)     To include any material information with respect
     to the plan of distribution not previously disclosed
     in the registration statement or any material change
     to such information in the registration statement.
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  Provided, however, that paragraphs (1)(a) and (1)(b) do
  not apply if the registration statement is on Form S-3
  or Form S-8 and the information required to be
  included in a post-effective amendment by this
  paragraphs is contained in periodic reports filed by
  the registrant pursuant to Section 13 or Section 15(d)
  of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
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  (2)     That, for the purpose of determining any
  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities
  at that time shall be deemed to be the initial bona fide
  offering thereof.
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  (3)     To remove from registration by means of a post-
  effective amendment any of the securities being
  registered which remain unsold at the termination of
  the offering.
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  (4)   That, for purposes of determining any liability
  under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a)
  or Section 15(d) of the Securities Exchange Act of
  1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)
  of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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  (5)     To deliver or cause to be delivered with the
  prospectus, to each person to whom the prospectus is
  sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given,
  the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
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  (6)     To deliver or cause to be delivered with the
  prospectus to each employee to whom the prospectus is
  sent or given, a copy of the registrant's annual report
  to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of
  the employee.  If the last fiscal year of the
  registrant has ended within 120 days prior to the use
  of the prospectus, the annual report of the registrant
  for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.
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  (7)     To transmit or cause to be transmitted to all
  employees participating in the Plans who do not
  otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.
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                        SIGNATURES
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  Pursuant to the requirements of the Securities Act of
  1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly
  caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on
  April 4, 2000.
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                                UNICO, INC.
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                                /s/ Jay Weppler
                                -------------------------
                                Jay Weppler, Chairman and
                                CEO
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  Pursuant to the requirements of the Securities Act of
  1933, this Registration Statement has been signed below
  by the following persons on behalf of the Registrant
  and in the capacities and on the dates indicated.
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  Signatures                              Date
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  /s/ Jay Weppler                        April 4, 2000
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  Jay Weppler
  Chairman, President and Chief Executive Officer
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  /s/ Ron Stoeppelerth                   April 4, 2000
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  Ron Stoeppelwerth
  Chief Financial Officer and Director
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                                            April 4, 2000
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  Shane Sutton
  Director